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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No 3 to Registration Statement No. 333-55917 of SuperShuttle International, Inc. on Form S-1 of our report on the financial statements of SuperShuttle International, Inc. dated December 2, 1997 (March 31, 1998 with respect to certain information in Note 1 and July 10, 1998 as to Note 11), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11, our report on the financial statements of Preferred Transportation, Inc. dba SuperShuttle Orange County dated March 20, 1998, our report on the financial statements of Tamarack Transportation, Inc. dba SuperShuttle Los Angeles dated March 23, 1998, our report on the financial statements of Southern Shuttle Services, Inc. dated March 17, 1998, and our report on the combined financial statements of AAA Wheelchair Wagon Services, Inc. and Limousines of South Florida, Inc., dated March 17, 1998, all appearing in the Prospectus, which is part of such Registration Statement. The Financial Statements of SuperShuttle International, Inc. for the year ended September 30, 1995 were audited by other auditors.


     We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Phoenix, Arizona

August 5, 1998